EXHIBIT 99.1

AutoZone 4th Quarter Same Store Sales Increase 1.0%; 4th Quarter EPS Increases 6.8% to $15.27; Fiscal 2017 Sales of $10.9 Billion; Fiscal 2017 EPS Increases 8.3% to $44.07

MEMPHIS, Tenn., Sept. 19, 2017 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $3.5 billion for its fourth quarter (16 weeks) ended August 26, 2017, an increase of 3.3% from the fourth quarter of fiscal 2016 (16 weeks).  Domestic same store sales, or sales for stores open at least one year, increased 1.0% for the quarter.

Net income for the quarter increased 1.7% over the same period last year to $433.9 million, while diluted earnings per share increased 6.8% to $15.27 per share from $14.30 per share in the year-ago quarter.  As previously reported, the Company adopted a new accounting standard on August 28, 2016, related to stock option exercises.  Excluding the $0.09 net benefit for the quarter from the adoption of this new standard, adjusted EPS increased by 6.1% to $15.18 per share.

For the quarter, gross profit, as a percentage of sales, was 52.8% (-2 bps versus the same period last year).  The slight decline in gross margin was attributable to higher supply chain costs (-16 bps) associated with current year inventory initiatives, partially offset by higher merchandise margins.  Operating expenses, as a percentage of sales, were 32.6% (versus 32.1% the same period last year).  The increase in operating expenses, as a percentage of sales, was primarily due to deleverage on occupancy costs (-24 bps) and domestic store payroll driven by higher wage pressure.

For the fiscal year ended August 26, 2017, sales were $10.9 billion, an increase of 2.4% from the prior year, while domestic same store sales were up 0.5% for the year.  Operating profit increased 1.0% on an operating margin of 19.1%.  For fiscal 2017, net income increased 3.2% to $1.3 billion, while diluted earnings per share for the year increased 8.3% to $44.07 from $40.70.   Excluding the $1.03 net benefit for the year from the adoption of this new standard, adjusted EPS increased by 5.7%. Return on invested capital finished the year at 29.9%, while full year cash flow before share repurchases and changes in debt was $1.018 billion.

Under its share repurchase program, AutoZone repurchased 366 thousand shares of its common stock for $227 million during the fourth quarter, at an average price of $622 per share.  For the fiscal year, the Company repurchased 1.5 million shares of its common stock for $1.07 billion, at an average price of $717 per share.  At year end, the Company had $824 million remaining under its current share repurchase authorization.

The Company’s inventory increased 6.9% over the same period last year, driven by new stores and increased product placement.  Inventory per location at the end of the year was $644 thousand versus $625 thousand last year and $653 thousand last quarter.  Net inventory, defined as merchandise inventories less accounts payable, on a per location basis, was a negative $48 thousand at the end of the year versus negative $80 thousand last year and negative $47 thousand last quarter.

“I would like to thank our entire organization for their dedication and passion to provide our customers with the service and trustworthy advice they need to maintain and enhance their vehicles.  For the fourth quarter, our same store sales rebounded modestly from the previous two quarters.  Our 1.0% same store sales were still moderately below our recent historical experience and we attribute this shortfall primarily to the continuing headwinds resulting from two consecutive mild winters.  We believe we are well positioned to grow sales further in 2018.  For the year, we reached many milestones which included generating a record $10.9 billion in sales, opening 215 AutoZone stores across the Americas and opening two new distribution centers.  Additionally, we continued to fine-tune our inventory availability initiatives, including our multi-deliveries per week to stores and we expanded the number of mega hub locations.  We expect to continue with these initiatives in 2018 while opening the previously announced Florida distribution center by the middle of the fiscal year.  In order to continue to meet our customers’ needs across all selling channels, we will continue to prudently invest capital in our product availability initiatives across our businesses.  While investing to grow, we will remain committed to our disciplined approach to increasing operating earnings and utilizing our capital effectively,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended August 26, 2017, AutoZone opened 84 new stores and relocated one store in the U.S., opened 25 new stores in Mexico, and five in Brazil.  As of August 26, 2017, the Company had 5,465 stores in 50 states in the U.S., the District of Columbia and Puerto Rico, 524 stores in Mexico, 26 IMC branches, and 14 stores in Brazil for a total count of 6,029.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  IMC branches carry an extensive line of original equipment quality import replacement parts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories, performance and replacement parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com and www.imcparts.net.  AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, September 19, 2017, beginning at 10:00 a.m. (EDT) to discuss its fourth quarter results.  Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking “Investor Relations,” “Conference Calls.”  The call will also be available by dialing (210) 839-8923.  A replay of the call and slides will be available on AutoZone’s website.  In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, September 26, 2017, at 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”).  These non-GAAP measures include adjustments to reflect adjusted EPS, return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases.  The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP.  Management targets the Company’s capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables.  The Company believes this is important information for the management of its debt levels and share repurchases.  We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements.  Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate.

These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand; energy prices; weather; competition; credit market conditions; access to available and feasible financing; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; war and the prospect of war, including terrorist activity; inflation; the ability to hire and retain qualified employees; construction delays; the compromising of the confidentiality, availability, or integrity of information, including cyber security attacks; and raw material costs of our suppliers.  Certain of these risks are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Annual Report on Form 10-K for the year ended August 27, 2016, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the “Risk Factors” could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Ray Pohlman at (866) 966-3017, ray.pohlman@autozone.com

AutoZone's 4th Quarter Highlights - Fiscal 2017

Condensed Consolidated Statements of Operations
4th Quarter, FY2017
(in thousands, except per share data)
	GAAP Results
	16 Weeks Ended	16 Weeks Ended
	August 26, 2017	August 27, 2016

Net sales	$3,512,605	$3,398,769
Cost of sales	1,658,480	1,604,021
Gross profit	1,854,125	1,794,748
Operating, SG&A expenses	1,146,497	1,091,382
Operating profit (EBIT)	707,628	703,366
Interest expense, net	51,401	45,789
Income before taxes	656,227	657,577
Income taxes*	222,328	230,809
Net income	$433,899	$426,768
Net income per share:
Basic	$15.52	$14.58
Diluted	$15.27	$14.30
Weighted average shares outstanding:
Basic	27,963	29,280
Diluted	28,424	29,847

* Fiscal 2017 includes $4.1MM in excess tax benefits from stock option exercises related to the adoption of ASU 2016-09.

Fiscal 2017
(in thousands, except per share data)	GAAP Results
	52 Weeks Ended	52 Weeks Ended
	August 26, 2017	August 27, 2016

Net sales	$10,888,676	$10,635,676
Cost of sales	5,149,056	5,026,940
Gross profit	5,739,620	5,608,736
Operating, SG&A expenses	3,659,551	3,548,341
Operating profit (EBIT)	2,080,069	2,060,395
Interest expense, net	154,580	147,681
Income before taxes	1,925,489	1,912,714
Income taxes*	644,620	671,707
Net income	$1,280,869	$1,241,007
Net income per share:
Basic	$45.05	$41.52
Diluted	$44.07	$40.70
Weighted average shares outstanding:
Basic	28,430	29,889
Diluted	29,065	30,488

* Fiscal 2017 includes $31.2MM in excess tax benefits from stock option exercises related to the adoption of ASU 2016-09.

Selected Balance Sheet Information
(in thousands)
	August 26, 2017	August 27, 2016

Cash and cash equivalents	$293,270	$189,734
Merchandise inventories	3,882,086	3,631,916
Current assets	4,611,255	4,239,573
Property and equipment, net	4,031,018	3,733,254
Total assets	9,259,781	8,599,787
Accounts payable	4,168,940	4,095,854
Current liabilities	4,766,301	4,690,320
Total debt	5,081,238	4,924,119
Stockholders' deficit	(1,428,377)	(1,787,538)
Working capital	(155,046)	(450,747)

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	August 26, 2017	August 27, 2016
Net income	$1,280,869	$1,241,007
Add: Interest	154,580	147,681
Taxes	644,620	671,707
EBIT	2,080,069	2,060,395

Add: Depreciation and amortization	323,051	297,397
Rent expense	302,928	280,490
Share-based expense	38,244	39,825
EBITDAR	$2,744,292	$2,678,107

Debt	$5,081,238	$4,924,119
Capital lease obligations	150,456	147,285
Add: Rent x 6	1,817,568	1,682,940
Adjusted debt	$7,049,262	$6,754,344

Adjusted debt to EBITDAR	2.6	2.5

Selected Cash Flow Information
(in thousands)
	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	August 26, 2017	August 27, 2016	August 26, 2017	August 27, 2016

Depreciation and amortization	$103,063	$93,932	$323,051	$297,397
Capital spending	195,898	188,869	553,832	488,791

Cash flow before share repurchases:
Increase/(decrease) in cash and cash equivalents	$66,129	$(23,646)	$103,536	$14,425
Subtract (decrease)/increase in debt, excluding deferred financing costs	(73,100)	(31,000)	157,600	299,900
Add back share repurchases	227,466	369,737	1,071,649	1,452,462
Cash flow before share repurchases and changes in debt	$366,695	$377,091	$1,017,585	$1,166,987

Other Selected Financial Information
(in thousands, except ROIC)
	August 26, 2017	August 27, 2016

Cumulative share repurchases ($ since fiscal 1998)	$17,826,298	$16,754,649
Remaining share repurchase authorization ($)	823,702	395,351

Cumulative share repurchases (shares since fiscal 1998)	142,290	140,795

Shares outstanding, end of quarter	27,833	29,118

	Trailing 4 Quarters
	August 26, 2017	August 27, 2016
Net income	$1,280,869	$1,241,007
Adjustments:
Interest expense	154,580	147,681
Rent expense	302,928	280,490
Tax effect*	(153,265)	(150,288)
After-tax return	1,585,112	1,518,890

Average debt**	5,061,502	4,820,402
Average stockholders' deficit**	(1,730,559)	(1,774,329)
Add: Rent x 6	1,817,568	1,682,940
Average capital lease obligations**	150,066	131,008
Pre-tax Invested capital	$5,298,577	$4,860,021

Return on Invested Capital (ROIC)	29.9%	31.3%

*	Effective tax rate over trailing four quarters ended August 26, 2017 is 33.5% and August 27, 2016 is 35.1%.
**	All averages are computed based on trailing 5 quarter balances.

Adjusted EPS
	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	August 26, 2017	August 27, 2016	August 26, 2017	August 27, 2016
Diluted net income per share:	$15.27	$14.30	$44.07	$40.70
Impact of excess tax benefits from option exercises	(0.09)	-	(1.03)	-
Adjusted diluted net income per share	$15.18	$14.30	$43.04	$40.70

AutoZone's 4th Quarter Fiscal 2017
Selected Operating Highlights

Location Count & Square Footage

16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
August 26, 2017	August 27, 2016	August 26, 2017	August 27, 2016
AutoZone Domestic stores (Domestic):
Store count:
Beginning domestic stores	5,381	5,226	5,297	5,141
Stores opened	84	71	168	156
Stores closed	-	-	-	-
Ending domestic stores	5,465	5,297	5,465	5,297

Relocated stores	1	2	5	6

Stores with commercial programs	4,592	4,390	4,592	4,390

Square footage (in thousands)	35,713	34,575	35,713	34,575

AutoZone Mexico stores:
Stores opened	25	25	41	42
Total stores in Mexico	524	483	524	483

AutoZone Brazil stores:
Stores opened	5	-	6	1
Total stores in Brazil	14	8	14	8

Total AutoZone stores	6,003	5,788	6,003	5,788

Square footage (in thousands)	39,684	38,198	39,684	38,198
Square footage per store	6,611	6,600	6,611	6,600

IMC branches:
Branches opened	-	1	-	6
Total IMC branches	26	26	26	26

Total locations chainwide	6,029	5,814	6,029	5,814

Sales Statistics
($ in thousands, except sales per average square foot)
16 Weeks Ended	16 Weeks Ended	Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone stores (Domestic, Mexico and Brazil)	August 26, 2017	August 27, 2016	August 26, 2017	August 27, 2016
Sales per average store	$562	$562	$1,756	$1,773
Sales per average square foot	$85	$85	$266	$269

Total Auto Parts (Domestic, Mexico, Brazil, and IMC)
Total auto parts sales	$3,397,460	$3,282,699	$10,523,272	$10,261,112
% Increase vs. LY	3.5%	3.3%	2.6%	4.4%

Domestic Commercial (Excludes IMC)
Total domestic commercial sales	$672,479	$635,148	$2,062,812	$1,951,919
% Increase vs. LY	5.9%	5.2%	5.7%	7.1%

All Other (ALLDATA, E-Commerce, and AutoAnything)
All other sales	$115,145	$116,070	$365,404	$374,564
% Increase vs. LY	(0.8%)	4.3%	(2.4%)	3.3%

16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
August 26, 2017	August 27, 2016	August 26, 2017	August 27, 2016
Domestic same store sales	1.0%	1.0%	0.5%	2.4%

Inventory Statistics (Total Locations)
as of	as of
August 26, 2017	August 27, 2016
Accounts payable/inventory	107.4%	112.8%

($ in thousands)
Inventory	$3,882,086	$3,631,916
Inventory per location	644	625
Net inventory (net of payables)	(286,854)	(463,938)
Net inventory / per location	(48)	(80)

Trailing 5 Quarters
August 26, 2017	August 27, 2016
Inventory turns	1.4	x	1.4	x